                                                                   Exhibit 10.11

                           SERVICE PROVISION AGREEMENT


     Service Provision Agreement made effective as of this 18th day of July, 1997, by and between:

           NetCo Communications Corporation
           ("NetCo"), a Minnesota corporation, having its principal place of business at 333 North
           Washington Avenue, Suite 102,
           Minneapolis, MN 55401

                                      and

           Time Inc. ("Time Inc."), a Delaware
           corporation, having its principal place of business at Time Life Building, Rockefeller
           Center, New York, NY 10020.


                                    PREMISES:

     NetCo, through its wholly owned subsidiary, WAM!NET, Inc., has developed, installed and is expanding its WAM!NET(R) data transportation and delivery network which has application to the publishing, printing and prepress business.

     Time Inc. is engaged in the magazine publishing business and currently uses the services of eleven (11) geographically diverse printing companies for simultaneous printing of Time Inc. magazine publications in the United States and Canada.

     Time Inc. desires to install and use WAM!NET data transportation and delivery services for the simultaneous delivery of electronic data to printing companies, including printing companies Time Inc. currently uses as well as additional or different printing companies, for use in printing Time Inc. magazine publications, and for other purposes contemplated by this Agreement.

     Some of the printing companies Time Inc. currently uses already utilize WAM!NET services for purposes unrelated to this Agreement.

     As a condition to its use of WAM!NET data transportation and delivery services for such purposes, Time Inc. desires NetCo to provide multiple WAM!NET links, redundant equipment and satellite backup of land-line telephone circuits in order to minimize the risk of delayed data delivery from Time Inc. to printing companies.

     As a further condition to its use of WAM!NET data transportation and delivery services for such purposes, Time Inc. desires a third party to assure continuation of all contracted WAM!NET services for a specified period of time in the event that NetCo becomes unable to continue to provide such services during the term of this Agreement.

     In consideration of the premises and of the promises and other consideration provided in, or contemplated by, this Agreement, NetCo and Time Inc. agree as follows:

                                   AGREEMENT:

                            Section 1. - Definitions

     As used in this Agreement, unless the context requires otherwise, the following words shall have the meanings ascribed to them in this Section 1. Section references appearing in this Agreement refer to the corresponding sections of this Agreement.

     1.1.  "Agreement" means this Service Provision Agreement.
            ---------

     1.2.  "Central Office" means the operations point of a local exchange
            --------------
           telephone carrier.

     1.3.  "Data Transportation and Delivery Services" or "Services" means, for
            -----------------------------------------      --------
           the purposes of this Agreement, the transportation and delivery of electronic data across the WAM!NET Network between remote NADs, whether by land-line or satellite telephone connection, and includes Interactive Services, Simultaneous Broadcast and such other or enhanced services as may be agreed by the parties from time to time.

     1.4.  "Destination NAD" means a NAD that is located on the premises of a
            ---------------
           Printer in accordance with Section 2.3, that is accessible to the Printer's own internal computer network, and that is a destination selected by Time Inc. for the receipt of a discrete transmission of data originating from Time Inc.

     1.5.  "Dual T1" means a level of land line telephone service capable of
            -------
           carrying digitally formatted electronic data at the minimum rate of one thousand (1,000) megabytes per hour, and includes any other or future communications technology capable of reliably carrying digitally formatted electronic data at no lesser rate.

     1.6.  "Equipment" means NADs that are installed on Time Inc.'s premises or
            ---------
           on the premises of any Printer pursuant to the terms of this Agreement, and includes SBS satellite transmitting or receiving equipment that are installed on the premises of any Printer or maintained by NetCo pursuant to the terms of this Agreement.

     1.7.  "Gigabyte" means one billion (1,000,000,000) bytes.
            --------

     1.8.  "Hub" means a WAM!NET regional data receipt and distribution facility
            ---
           interconnected with other Hubs by redundant land-fine telephone services and interconnecting multiple NADs to a NOC.

     1.9.  "Initial Term" means the Initial Term of this Agreement as defined in
            ------------
           Section 10.

     1.10. "Interactive Service" means an ancillary capability permitting
            -------------------
           interactive, real-time communication between NADs.

     1.11. "Local Carrier" means a provider of publicly subscribed telephone
            -------------
           service capable of connecting a NAD to a HUB in the geographic region in which the NAD and HUB are located.

     1.12. "Megabyte" means one million (1,000,000) bytes.
            --------

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     1.13. "Network Access Device" or "NAD" means WAM!NET equipment and Software
            ---------------------      ---
           that is installed on a customer's premises, that is connected to a HUB and that allows (a) a customer to deliver data from its own computer or computer network into the NAD for transmission through the WAM!NET Network to another NAD, or (ii) a customer to receive data onto its own computer or computer network through the WAM!NET Network from a remote NAD.

     1.14. "Network Operations Center" or "NOC" means a WAM!NET national data
            -------------------------      ---
           receipt and distribution facility interconnecting NOCs and multiple Hubs by redundant land-line telephone services.

     1.15. "Printer" means a printing company engaged by Time Inc. to publish
            -------
           magazines or other printed material.

     1.16. "Renewal Term" means the Renewal Term provided in Section 11.
            ------------

     1.17. "Redundant Line" means T1 service provided to a Printer by a provider
            --------------
           of publicly subscribed telephone service who does not otherwise provide telephone service to that same Printer.

     1.18. "Satellite Backup Service" or "SBS" means satellite communication
            ------------------------      ---
           capable of relaying digitally formatted electronic data at the minimum rate of four hundred (400) megabytes per hour, and includes DSS, VSAT, Millimeter Microwave, Spread Spectrum or any other or future wireless technology capable of reliably carrying digitally formatted electronic data at no lesser rate.

     1.19. "Services Charges" means the Service Charges payable by Time Inc. in
            ----------------
           accordance with Section 3, and includes the "Base Charges," the "SBS Availability Charges," the "SBS Priority Charges," the "Redundant Line Charges," the "Interactive Service Charges," and the "Excess Services Charges" as defined respectively in Section 3.

     1.20. "Simultaneous Broadcast" means a transmission of electronic data from
            ----------------------
           a NAD installed on Time Inc.'s premises for concurrent distribution and delivery across the WAM!NET Network to geographically diverse Destination NADs, and includes the ability to make group selections for each Simultaneous Broadcast.

     1.21. "Software" means all software used (i) to operate the Equipment, (ii)
            --------
           to transport data across the WAM!NET Network or (iii) produce periodic or other reports, and also includes graphic user interfaces.

     1.22. "T1" means a level of land line telephone service capable of carrying
            --
           digitally formatted electronic data at the minimum rate of four hundred (400) megabytes per hour, and includes any other or future communications technology capable of reliably carrying digitally formatted electronic data at no lesser rate.

     1.23. "WAM!NET Network" means, for the purposes of this Agreement, the
            ---------------
           configuration and interconnection of NADs, Hubs and NOCs for the purpose of transmitting electronic data between remote NADs, and will include, when available, appropriate SBS satellite communications equipment and connections necessary for such transmissions in the event that land-line telephone connections are interrupted.

     1.24. "WAM!NET Operations Center" means NetCo's customer service and
            -------------------------
           network operations monitoring and control facility for the WAM!NET Network.

                       Section 2. - Provision of Services

     2.1.  General.  NetCo will furnish the Services to Time Inc. and to each
           -------
Printer in accordance with this Agreement. In furtherance thereof, NetCo will:

           (a) Install, support and repair the Services and all Equipment or Software furnished by NetCo; such repair and support to be in accordance with the "WAM!NET Service Level Agreement for Time Inc. Inc." which is appended to this Agreement as Exhibit 1;

           (b)   Maintain, support and repair the WAM!NET Network;

           (c) Install, configure, test and make operational all Equipment and Software, including the installation of Destination NADs as NetCo may be directed periodically by Time Inc.;

           (d) Furnish by December 1997, appropriate back-up SBS satellite communication between a NOC and the Destination NADs chosen by Time Inc.;

           (e)   Furnish training and training materials;

           (f)   Furnish telephone support twenty four (24) hours per day, seven
                 (7) days per week, including weekends and holidays;

           (g) Install and support a graphic user interface which allows Time Inc. to customize the destination of each Simultaneous Broadcast to all or any combination of Destination NADs chosen by Time Inc.;

           (h) At the direction of Time Inc., disconnect Equipment provided under this Agreement and discontinue furnishing Services under this Agreement to Printers whose services are no longer then being used by Time Inc.;

           (i) Develop and implement by October 1997, Software, including a graphic user interface, which will permit Time Inc. to use the Services (i) to track the status of Simultaneous Broadcasts to Destination NADs, (ii) to determine immediately if a fault or error is the reason for any delay in delivery of Simultaneous Broadcasts to Destination NADs, (iii) confirm the receipt of data files by a Printer; and

           (j) Develop and implement by October, 1997, Software, including a graphic user interface, which will permit Time Inc. and Printers (i) to view data files queued on a NAD and awaiting shipment across the WAM!NET Network or awaiting delivery from a NAD into a computer network, (ii) to reorder the priority of shipment or delivery, as the case may be, and (iii) delete a data file awaiting shipment from a NAD.

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     2.2.  Time Inc. Installation. In order to furnish the Services contemplated
           ----------------------
by this Agreement, NetCo will install at Time Inc.'s principal office the following Equipment, Software and communications connections:

           (a) Two (2) NADs in Time Inc.'s IT Net Ops. Center independently accessible from Time Inc.'s internal computer network;

           (b) Dual T1 telephone service respectively connecting each such NAD to a separate Hub, with each such NAD to HUB connection made via a diversely routed connection to a Central Office of a different Local Carrier;

           (c) Software, including graphic user interfaces, permitting connection of each NAD to Time Inc.'s internal computer network for purposes of implementing the Services; and

           (d) Software, including a graphic user interface, allowing Time Inc. to designate. Destination NADs intended by Time Inc. as the recipients of discrete Simultaneous Broadcasts.

           (e) Prior to interconnection of Time Inc.'s internal computer network with the WAM!NET network, and subject to the terms of an appropriate test specification and an appropriate confidentiality agreement, each to be mutually agreed between NetCo and Science Applications International Corporation ("SAIC"), security consultants to Time Inc., NetCo will provide SAIC with information necessary for SAIC to assess firewall, separation and other security features of the NADs being installed on Time Inc.'s premises, and of the WAM!NET Network, but not with any passwords, encryption keys, control lists, file configurations, transport protocols, codes, or other information, which may operate, alter or disable any such security features. NetCo will pay the reasonable charges of SAIC incurred in conducting such assessment, not to exceed Ten Thousand Dollars ($10,000).

     2.3.  Printer Installations. In order to furnish the Services contemplated
           ---------------------
by this Agreement, NetCo will install at each Printer's facility the following Equipment, Software and communications connections, in accordance with Time Inc.'s instructions:

           (a) Two (2) NADs, each of which shall be independently accessible from a Printer's internal computer network, and one of which shall be used for stand by purposes if the other becomes inoperable for any reason;

           (b) T1 telephone service connecting the routinely operational NAD installed on a Printer's premises pursuant to this Agreement to a Hub;

           (c) By December 1997, one (1) SBS satellite receiver and ancillary reception equipment and SBS software (i) that is suitable for receiving electronic data in the event of any interruption of land-line telephone connection and (ii) that is connected for communications to the routinely operational NAD installed on a Printer's premises pursuant to this Agreement;

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           (d)   Software permitting connection of each NAD to the Printer's own internal computer network for purposes of implementing the Services; and

           (e) If economically practicable to NetCo and desired by Time Inc., a Redundant Line connecting the NAD used principally for standby purposes with a HUB.

     2.4.  Simultaneous Broadcast.  The Services will permit Time Inc. to make
           ----------------------
Simultaneous Broadcasts to Destination NADs designated by Time Inc. to receive each broadcast. Time Inc. may customize the designation for each Simultaneous Broadcast.

     2.5.  Interactive Service.  Each NAD installed on Time Inc.'s premises or,
           -------------------
at Time Inc.'s direction, on each Printer's premises will permit interactive communication. For purposes hereof, "interactive communications" means communications meeting the functional specifications to reasonably agreed between Time Inc. and NetCo. Time Inc. and NetCo each agree to use their reasonable best efforts, respectively, to promptly undertake to develop and agree upon such specifications. NetCo shall have a reasonable time following such agreement to implement, make operational and deliver the interactive communications conforming to such agreed specifications.

     2.6.  Satellite Transmission Priority.  By December, 1997, and at Time
           -------------------------------
Inc.'s periodic elections, NetCo will provide Time Inc. with first priority SBS satellite communication in the event of land-line communications interruption, and will discontinue such priority at Time Inc.'s direction.

     2.7.  Network Monitoring.  NetCo will continually staff and operate the
           ------------------
WAM!NET Operations Center, seven (7) days per week, twenty four (24) hours per day, week ends and holidays included, and will constantly monitor the WAM!NET Network in order to identify within fifteen (15) minutes of occurrence any equipment or line malfunction interfering with data transmissions between NADs installed pursuant to the terms of this Agreement. NetCo will furnish Time Inc. with monthly status reports showing the incidence of any equipment or line malfunctions affecting data transmissions between NADs installed pursuant to the terms of this Agreement, and, upon Time Inc.'s reasonable request, will furnish Time Inc. the opportunity to review all records maintained by NetCo bearing upon the operational performance of the WAM!NET Network and of the NOCs and Hubs.

     2.8.  Corrections; Redundancies.  NetCo will use its best efforts to
           -------------------------
correct within two (2) hours of occurrence any malfunction interfering with land-line telephone communication between NADs installed pursuant to the terms of this Agreement. If NetCo is unable to correct such malfunction within the time so limited, NetCo (i) will implement, from and after December, 1997, data transmissions through SBS satellite communication to the Destination NAD(s) unreachable by land-line communications, or (ii) until SBS satellite communication becomes available in December, 1997, will route the communication through the Redundant Line if the same has been installed pursuant to this Agreement. Time Inc. may independently switch from land-line communication to either the Redundant Line or SBS satellite communication, as the case may be, prior to the expiration of two (2) hours following the occurrence of any such malfunction.

     2.9.  Installation; Disconnection.  Promptly upon receipt of Time Inc.'s
           ---------------------------
written instructions, NetCo will order T1 service and thereafter, concurrently with the installation of T1 service, install operational Services with any Printer designated by Time Inc. for installation. Promptly upon receipt of Time Inc.'s written instructions, NetCo will disconnect Services from any Printer designated by Time Inc. for disconnection from Services. The payment obligation for a Printer whose installation has been disconnected pursuant to this Section
2.10 shall continue until the earliest of (i) the termination of NetCo's purchase obligation for the local telephone service to such Printer, or (ii) sixty (60) days following NetCo's receipt of such written instructions.

     2.10. Initial Redundant Lines.  NetCo will install a Redundant Line to each
           -----------------------
of the Printers listed on Exhibit 2 concurrently with the installation of Services for each such Printer. Subject to the provisions of Section 2.3(e), NetCo will install a Redundant Line at other or additional Printers as directed by Time Inc. in writing.

                         Section 3. - Prices and Payment

     3.1.  General.  For the Term of this Agreement, Time Inc. will pay NetCo
           -------
each of the amounts set forth in this Section 3 for the Services enumerated in
Section 2. Any item of Service enumerated in Section 2 that is not separately charged for in this Section 3 shall be deemed to be comprehended in the amounts due as Base Charges.

     3.2.  Base Charges.  As Base Charges, Time Inc. will pay each of the
           ------------
following sums monthly for the Services and Equipment identified in Section 2.2:

           3.2.1.  The sum of Twenty-two Thousand Dollars ($22,000) for the Two
(2) NADs and Dual T1 service installed at Time Inc. as enumerated in Section 2.2; it being understood that the annualized amount hereof is Two Hundred Sixty Four Thousand Dollars ($264,000).

           3.2.2. The sum of One Thousand Dollars ($1,000) for each NAD with T1 service connections installed at a Printer as enumerated in Sections 2.3(a) and 2.3(b); it being understood that the annualized amount hereof for each such NAD and T1 service is Twelve Thousand Dollars ($12,000).

           3.2.3. The sum of Five Hundred Dollars ($500) for each NAD installed on a Printer's Premises without T1 connection principally for standby use pursuant to Section 2.3(a); it being understood that the annualized amount hereof is Six Thousand Dollars ($6,000).

     3.3.  SBS Availability Charges.  When SBS satellite services become
           ------------------------
available, Time Inc. will pay monthly the sum of One Thousand Five Hundred Dollars ($1,500) for each installation of SBS satellite reception capability at the premises of a Printer as contemplated by Section 2.1, subparagraph (c); it being understood that the annualized amount hereof is Eighteen Thousand Dollars ($18,000) per installed site for the availability of such SBS satellite communications.

     3.4.  SBS Priority Charges.  When SBS satellite services become available,
           --------------------
Time Inc. will pay monthly the sum of Five Hundred Dollars ($500) for each NAD designated by Time Inc. for Satellite Transmission Priority as contemplated by
Section 2.6; it being understood that the annualized amount hereof is Twelve Thousand Dollars for each NAD designated by Time Inc. for Satellite Transmission Priority.

     3.5.  Redundant Land-Lines Charges.  Time Inc. will pay monthly the sum of
           ----------------------------
One Thousand Dollars ($1,000) for each Redundant Line contemplated by Section 2.3(e); it being understood that the annualized amount hereof is Twelve Thousand Dollars ($12,000) for the availability of each Redundant Line.

     3.6.  Interactive Service Charges.  Time Inc. will pay monthly the sum
           ---------------------------
Three Hundred Dollars ($300) for each NAD installed with Interactive Service capability in accordance with Section

2.5; it being understood that the annualized amount hereof is Three Thousand Six Hundred Dollars ($3,600) for each NAD installed with Interactive Service capability.

     3.7.  Excess Service Charges.  Time Inc. will pay monthly an additional
           ----------------------
amount calculated as the sum of all of the following:

           3.7.1. Four cents ($0.04) for each megabyte of data transmitted from a NAD installed on Time Inc.'s premises that is in excess of six thousand five hundred (6,500) Gigabytes transmitted during the Initial Term or during each year of the Renewal Term from all NADs installed on Time Inc.'s premises. For purposes hereof, the computation of Gigabytes transmitted per year is not cumulative from the Initial Term or a year of the Renewal Term to any other year.

           3.7.2. Twenty-five cents ($0.25) each megabyte of data transmitted from a NAD installed on a Printer's premises that is in excess of Four Thousand (4,000) Megabytes transmitted during such month from all NADs installed on that same Printer's premises.

           3.7.3. Four cents ($0.04) for each megabyte of data transmitted during a month for Interactive Services.

           3.7.4. Thirty-five cents ($0.35) for each megabyte of data transmitted during a month via SBS satellite services; provided, however, if the event or occurrence necessitating the usage of SBS satellite services is due to any fault of NetCo, then the price for each such megabyte of data shall be four cents ($0.04). For purposes hereof, the phrase "fault of Netco" does not include a disruption, for any reason whatsoever, in telephone service provided by any telephone carrier.

     3.8.  Commencement of Payment Obligations.  Time Inc.'s payment obligation
           -----------------------------------
for each of the several Services comprehended in Section 2 hereof shall commence when such item of Service is installed, made operational on Time Inc.'s premises or on a Printer's Premises, as the case may be, and has begun to operate in accordance with the respective provisions of this Agreement to the reasonable satisfaction of Time Inc. NetCo will certify the installation and operational capability of each such item of Service to Time Inc. The applicable Service Charge for an item of Service that becomes installed and operational during a month shall be prorated for the number of days during such month that the item of Service has been installed and operational.

     3.9.  Payments Due.  All amounts payable by Time Inc. to NetCo under this
           ------------
agreement shall be due and payable no later than thirty (30) days following NetCo's invoice therefor to Time Inc.

     3.10. Credits; Graphic User Interfaces, SBS Backup.  Time Inc. may deduct
           --------------------------------------------
monthly from any amounts then owed to NetCo under this Agreement, and shall not be thereafter obligated to pay, a sum (herein the "Credit") calculated in accordance with this Section 3.10, for each month, or portion thereof, that NetCo has failed to deliver and implement (a) the graphic user interface specified in Section 2.1(i), (b) the graphic user interface specified in Section 2.1(j), or (c) that NetCo has failed to deliver and install the SBS satellite receiver and ancillary reception equipment and SBS software specified in Section 2.3(c). "Delivery" for purposes hereof shall be deemed to have occurred when (d) each such graphic user interface has been installed, made operational and begun to perform the functions specified in Section 2.1(i) and Section 2.1(j), respectively, and (e) such receiver, equipment and software have been installed and made operational to perform the functions specified in Section 2.3(c), in each such case to the reasonable satisfaction of Time Inc.

           3.10.1.  Onset of Credit.  The Credit shall be due to Time Inc. for
                    ---------------
each month commencing November, 1997 respecting either of the graphic user interfaces specified, respectively, in Section 2.1(i) or Section 2.1(j), and for each month commencing January, 1998 respecting the SBS satellite receiver and ancillary reception equipment and SBS software specified in Section 2.3(c) of this Agreement.

           3.10.2.  Amount of Credit.  The amount of the Credit shall be an
                    ----------------
increasing amount, initially equal to ten percent (10%) of the aggregate Service Charges payable by Time Inc. under this Agreement, and thereafter increasing each month that any Credit is due by an additional amount equal to ten percent (10%) of such aggregate Service Charges. After four months of applied credit, the amount of credit shall be established at forty percent (40%) of the aggregate Service Charges payable by Time Inc. for each additional month that any credit is due.

                      Section 4. - Commencement of Services

     4.1.  Tampering or Removal.  As a condition to the provision of Services to
           --------------------
any Printer, NetCo may require such Printer to execute and deliver to NetCo and agreement prohibiting such Printer (i) from tampering with any Equipment, (ii) from seeking access to the WAM!NET Network for any purpose not expressly authorized by NetCo, or (iii) from moving the Equipment without NetCo's prior consent.

     4.2.  UCC Filings.  As a further condition to the provision of Services to
           -----------
any Printer, NetCo may require such Printer to execute and deliver to NetCo (i) documentation duly executed in recordable form and reasonably sufficient in NetCo's opinion to grant, perfect and preserve to NetCo a security interest in the Equipment furnished to the Printer in accordance with Section 2.3, and (ii) the written agreement of the Printer to peaceably return the Equipment to NetCo at (a) the termination of this Agreement or (b) the earlier instruction of Time Inc., and to indemnify NetCo against any loss, costs or expenses suffered or incurred by NetCo as a result of damage or destruction of the Equipment or as a result of a proceeding necessary to return the Equipment to NetCo.

     4.3.  Insurance.  As a further condition to the provision of Services to
           ---------
any Printer, NetCo may require the Printer to furnish an appropriate certificate of insurance insuring the Equipment furnished to the Printer in accordance with
Section 2.3 against loss or casualty in appropriate amounts, and naming NetCo as an additional loss payee. It is hereby acknowledged and agreed that the fair market value of each NAD Fifteen Thousand Dollars ($15,000). NetCo will provide reasonable estimates of fair market value for other items of Equipment which may be furnished to Printers pursuant to this agreement.

     4.4.  Procedure.  NetCo will prepare and furnish all documents required by
           ---------
this Section 4 to each Printer for signature and return to NetCo.

     4.5.  Security Assessment.  No interconnection between Time Inc.'s internal
           -------------------
computer network and the WAM!NET Network shall occur until and unless Time Inc. has received the favorable report of SAIC pursuant to Section 2.2(e).

                             Section 5. - Warranties

     5.1.  Up-Time Inc.  NetCo warrants under this Agreement the architecture,
           -----------
redundancy and operational capability of the WAM!NET Network to deliver electronic data without interruption or failure in accordance with the warranty of delivery set forth in Section 5.2 of this Agreement.

     5.2.  Delivery.  NetCo warrants under this Agreement the delivery of
           --------
electronic data without degradation from a sending NAD located at Time Inc.'s premises to the receiving NAD located at the Printer's premises selected by Time Inc. for receipt of such delivery at no less that Four Hundred (400) megabytes per hour, subject to interruption in the T1 service connecting the NAD located on the Printer's premises with a Hub. The "subject to" clause of the foregoing warranty is inapplicable if the Printer's premises is also served by SBS satellite service or a Redundant Line.

     5.3. NetCo warrants under this Agreement that the Interactive Service will conform to specifications determined in accordance with Section 2.5.

     5.4.  Equipment and Software.  NetCo warrants the Equipment and the
           ----------------------
Software will be free from defects in materials and workmanship.

     5.5.  Non-Infringement.  NetCo warrants that the sale and/or use of
           ----------------
Services does not infringe any patent or technology of any third party.

     5.6.  Exclusion.  NETCO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED,
           ---------
INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. NETCO IS NOT RESPONSIBLE FOR, AND TIME INC. WILL NOT MAKE ANY CLAIM AGAINST NETCO, FOR ANY CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES.

     5.7.  Limitation.  Except for the warranty in Section 5.5, if NetCo fails
           ----------
to comply with the warranties given in this Service Agreement, its liability shall not exceed $100 per occurrence to a maximum, for all such occurrences, of the total of the Service Charges that have been paid by Time Inc. during the calendar year in which such event(s) occurred. "Occurrence" for these purposes means a single transmission of data from a sending NAD into the WAM!NET Network regardless of the number of Destination NADs. Under no circumstance shall NetCo be liable upon any claim, regardless of cause or kind, for any amount in excess of the Services Charges received by NetCo during the calendar year in which the claim first arose.

     5.8.  Indemnity.  NetCo shall indemnify and hold Time Inc. harmless against
           ---------
any losses, claims, damages or liabilities, including reasonable fees of counsel, to which Time Inc. may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise or are based upon a claim that Time Inc.'s use of the Services infringe the patent or other intellectual property rights of any third party. Promptly after Time Inc.'s receipt of notice of the commencement of any action of or the intent to commence any action, Time Inc. will, if a claim in respect thereof is to be made against NetCo, notify NetCo in writing of the commencement thereof or of the intent to commence an action, as the case may be, and omission so to notify NetCo will relieve NetCo from any liability hereunder as to the particular item for which indemnification is then being sought. In case any such action is brought against Time Inc. and it notify NetCo of the commencement thereof, NetCo will be entitled to participate therein and, to the extent that NetCo may wish, to assume the defense thereof, with counsel who shall be to Time Inc.'s reasonable satisfaction, and after notice from NetCo to Time

Inc. of NetCo's election so to assume the defense thereof, NetCo will not be liable to Time Inc. for any legal or other expenses Time Inc. may subsequently incur in connection with the defense thereof. NetCo shall not be liable to Time Inc. on account of any settlement of any claim or action effected without NetCo's consent. NetCo shall not be liable to Time Inc. for any lost opportunity, consequential or other damages whatsoever due to Time Inc.'s inability to use the Services.

                   Section 6. - Quarterly Performance Reviews

     Netco and Time Inc. shall conduct quarterly performance reviews of matters appropriate to this Agreement, including NetCo's provision of Services, and future products, services and coordinated efforts that may be appropriate to this Agreement.

                    Section 7. - NetCo Insurance Requirements

     7.1. NetCo shall obtain, pay for and maintain the following types and amounts of insurance covering the performance of work under this Agreement: (a) Workers' Compensation and Occupational Disease insurance as required by law; (b) Employers' Liability insurance with limits of $500,000 per occurrence; (c) Comprehensive General Liability insurance with limits of not less than $2,000,000 per occurrence for bodily injury and $1,000,000 per occurrence for property damage; and (d) if automobiles are used in connection with work to be performed under this Agreement, Comprehensive Automobile Liability insurance covering all owned or rented vehicles, each with limits of not less than $1,000,000 per occurrence for bodily injury and $500,000 per occurrence for property damage.

     7.2. NetCo shall provide certificates of insurance evidencing such insurance signed by an authorized representative of the insurance company. Such insurance shall provide that in the event of any material change in coverage or cancellation, at least ten (10) days prior written notice shall be provided to Time Inc.

                     Section 8. - Loss, Damages; Insurance.

     Time Inc. is responsible for any loss, theft, destruction or damage (collectively "Loss") of or to the Equipment, to the extent of its then fair market value, located on Time Inc.'s premises from any cause at all, whether or not insured, until it is delivered to NetCo at the end of this Agreement. Time Inc. shall pay all Service Charges even if there is a Loss. Time Inc. shall notify NetCo in writing immediately of any Loss. It is agreed Netco's Equipment to be located on Time Inc.'s Premises is valued at Thirty Five Thousand Dollars ($35,000). Time Inc. will furnish NetCo upon request with certification satisfactory to NetCo's insurance carrier that the Equipment is located on Time Inc.'s premises.

                     Section 9. - Software, Software License

     The Software is furnished by NetCo solely for use in connection with the Data Transportation and Delivery Services and is protected by copyright and is subject to pending US patents. NetCo grants to Time Inc. and to each Printer a limited license for the term of this Agreement to use the Software in connection with the Data Transportation and Delivery Service. Time Inc. agrees that it will not use the Software for any purpose other than the transmission of data across the WAM!NET network pursuant to this Service Agreement Time Inc. covenants and agrees to transfer to NetCo any right that Time Inc. may have or claim that is derived from any reverse engineering of the Software or that may be otherwise inconsistent with NetCo's sole and exclusive ownership of the Software or of the Services.

                           Section 10. - Initial Term

     The Initial Term of this Agreement shall commence on the day first above written and, unless earlier terminated in accordance with Section 12, shall continue for one (1) year until July 18, 1998, and then terminate, unless extended for the Renewal Term provided in Section 6.

                           Section 11. - Renewal Term

     Time Inc. shall have the option to extend this Agreement, upon the same terms and conditions of this Agreement, for two successive periods of one (1) year each (each a "Renewal Term") commencing, respectively immediately upon expiration of the Initial Term or the first Renewal Term, as the case may be, and expiring, unless earlier terminated in accordance with Section 12, at five o'clock p.m., New York time, on the day preceding the anniversary of such commencement. This option shall be exercised by Time Inc. by notice given no later that sixty (60) days prior to the expiration of the Initial Term or the first Renewal Period, as the case may be.

                       Section 12. - Default and Remedies

     12.1. Default for Bankruptcy or Insolvency.  The filing by either party of
           ------------------------------------
a voluntary petition under any chapter of the United States Bankruptcy Act or any similar state or foreign law, the filing of an involuntary petition against either party under the United State Bankruptcy Act which is not dismissed within sixty (60) days, the insolvency of either party, or the appointment of a receiver for either party, which is not dismissed within sixty (60) days shall also constitute a default by that party.

     12.2. NetCo's Default.  If NetCo defaults, Time Inc. may terminate this
           ---------------
Agreement by notice effective immediately upon NetCo's receipt.

           12.2.1.  Material Obligations.  NetCo's failure to comply with any
                    --------------------
material obligations under this Agreement for a period of thirty (30) days following notice from Time Inc. shall constitute a default by NetCo. The term "material obligations" expressly include NetCo's warranties set forth in Section 5 of this Agreement.

           12.2.2.  Premium Charges.  In addition, if Time Inc. incurs premiums
                    ---------------
totaling greater than Five Thousand Dollars ($5,000) per month for any two (2) months due to NetCo's breach of warranty, including, without limitation, NetCo's warranty of delivery set forth in Section 5.2, then, in that event, Time Inc. may terminate this Agreement upon sixty days prior notice. Such termination shall relieve Time Inc. of all payment obligations under this Agreement, and shall be without cost or penalty to Time. For purposes hereof, "premium" means costs charged to Time by a Printer for production delays in a Printer's scheduled production occasioned by the absence of data files necessary to complete the production.

     12.3. Time Inc.'s Default.  Any of the following will constitute a default
           -------------------
by Time Inc.: (a) failure to pay any Service Charges or any other payment within thirty (30) days of its due date; (b) failure to comply with or perform any other material term of this Service Agreement required of Time Inc., and such failure continues for 10 days after following notification from NetCo. If Time Inc. defaults, NetCo may do one or more of the following: (a) upon sixty (60) days prior written notice to

Time Inc., cancel or terminate this Agreement or any or all other agreements that NetCo has entered into with Time Inc.; (b) require Time Inc. to immediately pay NetCo, as compensation for loss of bargain, a sum equal to the present value, discounted eight percent (8%), of all unpaid monthly Service Charges that would have been payable during the term of this Agreement but for its early termination, together with any other amounts then or later due; (c) upon sixty
(60) days prior written notice to Time Inc. discontinue providing Data Transportation and Delivery Services; or (d) exercise any other right or remedy available at law. These remedies are cumulative, and NetCo's exercise of any remedy will not prevent NetCo from then or later exercising any other remedy.

     12.4. Without Default.  Either party may terminate this Agreement upon
           ---------------
thirty (30) day's prior notice in the event that Time does not receive the favorable report of SAIC pursuant to Section 2.2(e). In the event of such cancellation, neither party shall be liable to the other for any damages or penalties.

                    Section 13. - Obligations on Termination

     Within thirty (30) days after the end of the term of this Agreement, Time Inc. will return the Equipment, including any Software, to NetCo in good and serviceable condition, ordinary wear and tear excepted, and will certify to NetCo in writing that Time Inc. have returned, or destroyed, all copies to the Software. The Software License shall terminate at the same time that the term of this Service Agreement is terminated.

                     Section 14. - Confidential Information

     14.1. Confidential Information Defined.  "Confidential Information" shall
           --------------------------------
mean any information of a confidential or proprietary nature which is disclosed by either party ("Disclosing Party") to the other party ("Confidant") including, but not limited to, all information of a confidential or proprietary nature, software, firmware, all processes and process controls, security procedures, all technical, know-how and/or trade secrets whatsoever which relate to the business of the Disclosing Party, and all marketing and sales information relating to the marketing or sales of any product or service of the Disclosing Party. Confidential Information does not include any information which a Confidant can establish (i) was in that Confidant's possession prior to first receipt of the same, directly or indirectly, from the Disclosing Party, but was not received or derived from the Disclosing Party; (ii) is or becomes part of the public domain without breach of this Agreement by the Confidant; (iii) was heretofore or hereafter furnished to the Confidant by another party as a matter of right without restriction on disclosure; (iv) was developed by the Confidant independently and without any use of any Confidential Information, (v) was disclosed to any third party by the Disclosing Party without any restriction on further dissemination or (vi) was forced to disclose pursuant to any law, regulation or governmental order or by any judgment, order, decree or award of a competent court.

     14.2. Ownership And Limitations on Use of Confidential Information.  All
           ------------------------------------------------------------
Confidential Information disclosed by a Disclosing Party to the Confidant under this Agreement shall remain the property of the Disclosing Party. Confidant covenants (i) to maintain in confidence all Confidential Information received from the Disclosing Party, (ii) only to use the Confidential Information for the purposes and under the circumstances provided in this Agreement, (iii) not use the Confidential Information for its or his own benefit or for the benefit of any third party, and (iv) unless required to do so by law, not to disclose any Confidential Information to any third party. Confidant shall give the Disclosing Party prompt written notice of the commencement or any suit or proceeding in which Confidant may be required to disclose any such Confidential Information, and shall give the Disclosing

Party a further written notice immediately upon receipt of any motion or other request to have any tribunal issue an order for the disclosure of any Confidential Information. Confidant shall give the Disclosing Party at least fifteen (15) days prior written notice of its intention to make a disclosure of Confidential Information believed to be required by law to any third party which written notice shall set forth (a) the nature of the information proposed to be disclosed and (b) the basis for the conclusion that such disclosure is required by law. Confidant shall seek to maintain the confidentiality of such Confidential Information by, for example, seeking a protective order limiting the use and disclosure of such Confidential Information to the limited purposes of such suit or proceeding.

     14.3. Limitation On Disclosure of Agreement.  Neither Party shall disclose
           -------------------------------------
the contents of this Agreement, except in accordance with the requirements of law, including any registration or reporting requirement imposed under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

                     Section 15. - Miscellaneous Provisions

     15.1. Publicity.  Neither party shall use the name of the other party in
           ---------
any news release, public announcement, advertisement or other form of publicity without the prior written consent of the other party. NetCo will provide Time Inc. with the text of all promotional materials wherein Time Inc. is mentioned as a customer in advance for approval which shall not be unnecessarily withheld or delayed. Except as expressly permitted herein, NetCo may not use any logo, trademark or trade name of Time Inc. for any purpose without prior express written consent of Time Inc. NetCo grants Time Inc. permission during the term of this Agreement to use the trademarks and trade names used by NetCo in connection with the products and services covered by this Agreement. Such permission is expressly limited to uses by Time Inc. necessary to the performance of Time Inc.'s obligations under this Agreement. Time Inc. hereby acknowledges NetCo's exclusive ownership of such marks and names and that NetCo's marks and names are renowned both worldwide and specifically in the U.S. Time Inc. agrees not to take any action inconsistent with such ownership and further agrees to take any action, including without limitation the conduct of legal proceedings at NetCo's expense, which NetCo reasonably deems necessary to establish and preserve NetCo's exclusive rights in and to its trademarks and trade names. Reproductions of NetCo's trademarks, logos, symbols, etc., shall be true photographic reproductions.

     15.2. Further Documents.  Time Inc. agrees to execute upon NetCo's request
           -----------------
from time to time any additional documents reasonably necessary for NetCo to perfect or continue a security interest in the Equipment installed on Time Inc.'s premises.

     15.3. Removal; Environment; Tampering.  Time Inc. may not disconnect or
           -------------------------------
reconnect the Equipment without prior notice to NetCo and NetCo's prior consent, which shall not be unreasonably withheld. Netco shall not be responsible for any failure of Services resulting from an unauthorized disconnection or reconnection of the Equipment. Time Inc. will provide at its expense a suitable environment for the Equipment. Time Inc. will not make any alterations, additions or replacements to the Equipment without NetCo's prior written consent, and will not tamper with the Equipment or seek access to the WAM!NET Network for any purpose not expressly authorized by NetCo. Time Inc. will not remove, make or permit any alterations in any labels or other identifying markings placed by NetCo on any of its products and services covered by this Agreement. NetCo win relocate the Equipment for Time Inc. upon Time Inc.'s payment of circuit and miscellaneous out-of-pocket reinstallation charges incurred by NetCo.

     15.4.  Taxes and Fees.  When required by any state, local or other
            --------------
government authority, Time Inc. will pay when due, any taxes or fees, including UCC filing fees, relating to this Agreement or to the Equipment, that are now or in the future assessed, levied or required, by any state, local or other government authority. NetCo may, but is not obligated to, pay any or all such taxes or fees on Time Inc.'s behalf, and Time Inc. will reimburse NetCo for such taxes or fees promptly against invoice accompanied by evidence of payment. NetCo will file all personal property, use or other tax returns (unless NetCo notifies Time Inc. otherwise in writing).

     15.5.  Security Regulations.  Time Inc. and NetCo, their employees,
            --------------------
representatives and agents, will comply with all security regulations in effect from time to time at each other's premises and with all policies and procedures of the other respecting security.

     15.6.  No Rights or Licenses.  No rights to manufacture are granted by
            ---------------------
NetCo to Time Inc. under this Agreement. Moreover, no licenses are granted or implied by this Agreement under any patents owned or controlled by NetCo or under which NetCo has rights, except the right to market and sell the products and services covered by this Agreement during the term and as contemplated herein.

     15.7.  Modifications.  NetCo reserves the right to make design
            -------------
modifications in any of the Equipment and Services covered by this Agreement at any time, provided that Services are not adversely affected thereby, but shall not be obligated, except as otherwise expressly agreed herein, to implement such modifications in the products and services that have previously been delivered to Time Inc.

     15.8.  Waiver and Amendment.  No waiver, amendment or modification,
            --------------------
including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

     15.9.  Entire Agreement.  The parties acknowledge that this Agreement
            ----------------
expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except expressly set forth in this Agreement. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral, entered into between NetCo and Time Inc. with respect to the matters expressly set forth in this Agreement.

     15.10. Survival.  Rights and obligations relating to each party's
            --------
respective ownership of any Confidential Information shall survive the termination of this Agreement.

     15.11. No Association.  This Agreement is not intended to create, nor shall
            --------------
it be construed as, a joint venture, association, partnership, franchise or other form of business or relationship. Neither party shall have nor hold itself out as having any right or power or authority to assume, create, or incur any expense, liability or obligation, expressed or implied, on behalf of the other party, except as expressly provided herein.

     15.12. Governing Law.  This Agreement shall be governed by the laws of the
            -------------
State of New York, exclusive of the conflicts of law provisions thereof.

     15.13. Except as otherwise provided in this Agreement, neither Netco nor Time Inc. shall be liable to the other, or to any third party claiming under either of them respectively, for any special, indirect or consequential damages (such as lost business profits) in connection with or arising out of this Agreement.

     15.14. Force Majeur.  Neither party shall be responsible or deemed to be in
            ------------
default for nonperformance or delays in performance of this Agreement due to causes beyond its control and not occasioned by the fault or negligence of such party to be excused, including, but not limited to, civil war, insurrections, unforeseeable strikes, riots, fires, floods, explosions, earthquakes, acts of God or the public enemy, and any stature, order, regulation, proclamation, ordinance, demand or requirement of any governmental agency imposed after the effective date. Upon the occurrence of such event, the party so affected, upon giving prompt written notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference provided that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes are removed. In the event that a party's performance of its obligations is excused in accordance with this Section for a period in excess of thirty (30) days in the aggregate, the other party may terminate its obligations under this Agreement upon written notice to the party whose performance of its obligations was excused.

     15.15. Captions.  Captions appearing in this Agreement are for convenience
            --------
of reference only, and shall not be considered a part of this Agreement.

     15.16. Interpretation and Construction.  Wherever possible, each provision
            -------------------------------
of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

     15.17. Notices.  Any notice permitted or required under this Agreement
            -------
shall be given by NetCo or by Time Inc. by registered or certified mail, postage prepaid mail to other party at its address appearing on the first page of this Agreement. Notice so given shall be effective on receipt. Any instruction contemplated by Section 2.9 may be given orally and confirmed by facsimile transmission.

                       Section 16. - Condition Subsequent

     16.1.  WorldCom's Assurance.  It is expressly a condition subsequent to
            --------------------
this Agreement that Time Inc. shall have received from WorldCom Inc. ("WorldCom"), no later than the tenth (10th) day following the effective day of this Agreement, the written agreement of WorldCom to furnish or to cause NetCo to furnish, in the event of NetCo's financial inability to perform its material obligations under this Agreement, all Services contracted for by Time Inc., for a period commencing upon such inability and continuing for one hundred twenty
(120) days following WorldCom's written notification to Time Inc. that WorldCom intends to furnish, or to cause NetCo to furnish, such Services.

     16.2.  Right to Cancel.  In the absence of WorldCom's timely written
            ---------------
agreement in accordance with Section 15.1, Time Inc. may cancel this Agreement upon written notice without any obligation, cost or penalty.

                                   SIGNATURES:

     We have carefully reviewed this agreement and accept its terms and conditions. We are executing this Agreement to be effective as of the month, day and year first written above.

NetCo Communications Corporation                 Time Inc.


By:  /s/ Edward J. Driscoll                      By:  /s/ Guy Gleysteen
   -----------------------------------------        ----------------------------
Name:  Edward J. Driscoll                        Name:  Guy Gleysteen
     ---------------------------------------          --------------------------
Title: President and Chief Executive Officer     Title: Director of Printing
      --------------------------------------           -------------------------

Attachments:

Exhibit 1:     Service Level Agreement
Exhibit 2:     Redundant Line Installations